Exhibit 99.8

Stereotaxis Announces Warrants Offering

ST. LOUIS, MO, Sept. 4, 2015 –Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, announced today that it will conduct a registered offering of subscription warrants to the holders of its common shares, which will function similarly to a rights offering. The Company has declared the record date for determination of stockholders eligible to participate as September 9, 2015 at 5:00 p.m. Eastern Time. At such time, each holder will be issued, at no charge, one subscription warrant for every four common shares held, which will entitle the holder to purchase one share of common stock at a price of $1.10 per share.

“We believe this warrants offering provides a compelling opportunity for our existing shareholders to acquire Stereotaxis stock at a discounted price, while allowing us to form new equity capital in support of our strategic goals in the least dilutive manner,” said William C. Mills, Stereotaxis Chief Executive Officer. “By strengthening our balance sheet at this time, we are more favorably positioning Stereotaxis to take advantage of our growth opportunities in the global electrophysiology marketplace, and to deliver state-of-the-art solutions in support of improved patient care.”

The subscription warrants will be exercisable until 5:00 p.m. Eastern Time on September 30, 2015. Stereotaxis may, subject to certain limitations, extend the warrants offering, but does not currently intend to do so.

The warrants will be listed on the NASDAQ Capital Market under the symbol “STXSW”, commencing on or about September 14, 2015, and continuing through the expiration date of the warrants offering. In addition to being able to purchase their pro rata portion of the shares offered, based on their ownership as of the record date of the warrants offering, Stereotaxis stockholders who exercise all of their warrants may subscribe to purchase additional common shares pursuant to an over-subscription privilege, subject to certain limitations and subject to allotment, as described in a prospectus supplement filed with the SEC on September 4, 2015. No fractional subscription warrants will be distributed and no fractional shares will be issued pursuant to the warrants offering. Any fractional warrants issuable pursuant to the warrants offering resulting from the number of shares owned as of the record date or fractional shares issuable pursuant to the over-subscription resulting from prorations or other limitations will be eliminated by rounding down to the nearest whole warrant or whole share.

The ex-warrants date for the warrants offering is pending and will be announced once it is established by NASDAQ. The ex-warrants date is the date on which Stereotaxis’ common stock will begin to trade without the subscription warrants and the warrants will trade separately from the common stock. As a result, shareholders who sell their shares prior to the ex-warrants date will also be selling their subscription warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation, or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to the registration or qualification of the securities under the securities law of such state or jurisdiction. A shelf registration statement on Form S-3 pursuant to which the warrants are being issued was filed with the SEC on November 27, 2013 and declared effective on December 11, 2013. The warrants offering is being made only by means of the prospectus supplement filed with the SEC on September 4, 2015 together with a base prospectus filed with the registration statement. Copies of the prospectus supplement and base prospectus, which contain further details regarding the warrants offering, will be provided to all stockholders, as of the record date.

Questions about the warrants offering or requests for additional copies of the prospectus may be directed to the warrants agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 300-4994.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems, and the Vdrive™ robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and

Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period, or at all, because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STXS Company Contact:	STXS Investor Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com